Exhibit 10.2

PERFORMANCE AWARD AGREEMENT

This Performance Award Agreement is made as of the GRANT_DATE,’MONTH DD,YYYY’ (“Date of Grant”), between ARGO GROUP INTERNATIONAL HOLDINGS, LTD. (the "Company"), and FIRST_NAME MIDDLE_NAME LAST_NAME (the "Participant").

R E C I T A L S

A.The Company's 2014 Long-Term Incentive Plan (the "Plan") provides for the granting of performance awards consisting of the right to receive Common Shares of the Company.

B.Pursuant to the Plan, the administration of the Plan has been delegated to the Human Resources Committee of the Board of Directors of the Company (the "Committee").

C.Pursuant to the Plan, the Committee has determined that it is in the best interest of the Company and its stockholders to make a performance restricted share unit grant to the Participant covering a defined amount of Common Shares (the “target grant” or “grant at target”) of the Company and has approved the execution of this Performance Award Agreement (the “Agreement”) between the Company and the Participant, contingent upon achievement of performance goals and thresholds set forth in Exhibit A hereto, as an inducement to remain in the employ of the Company and as an incentive for increased effort during such service, and has approved the execution of this Agreement between the Company and the Participant. The amount of the target grant may be adjusted upwards or downwards based on the criteria set forth in Exhibit A to determine the final amount of the award prior to vesting and issuance (the “Earned Shares”).

D.All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

A G R E E M E N T

NOW, THEREFORE, the parties hereto agree as follows:

1.The Company hereby makes a performance restricted share unit grant to the Participant, on the terms and conditions hereinafter set forth, in the target grant amount of TOTAL_SHARES_GRANTED Common Shares (the “Shares”) of the Company, subject to the achievement of the performance conditions set forth in Exhibit A hereto.

2.Participant shall not be deemed vested in or to have earned the Shares and shall not have any of the rights or privileges of a stockholder of the Company in respect of the Shares until such Shares have vested (such Shares being referred to as “Vested Shares”) as hereinafter provided.  Until Shares become Vested Shares, the Company shall not issue certificates representing such Shares.  The Earned Shares shall become Vested Shares on the [fourth] anniversary of the Date of Grant, provided that on such date the Participant remains an employee of the Company or a subsidiary corporation (as defined in Section 424(f) of the United States Internal Revenue Code of 1986, as amended (the “Code”)).  Dividends declared during the vesting period with respect to the Shares can accumulate, but may only be paid to Participant at the time of issuance of the Vested Shares and shall only be paid with respect to the Vested Shares.

In the event that the Participant ceases for any reason (other than as indicated in Section 3 or Section 4 below) to be an employee of the Company or any subsidiary corporation of the Company prior to an indicated date for vesting, then all Shares which had not theretofore become Vested Shares shall automatically be forfeited and returned to the Company.

3.In the event of a Change in Control, the number of Earned Shares will be determined as set forth in Exhibit A.  Notwithstanding the vesting date set forth in Section 2, all shares subject to this grant shall become immediately vested if within [twenty-four (24)] months after the occurrence of a Change in Control, Participant’s employment is involuntarily terminated by the Company or any of its Subsidiaries for any reason other than Cause or Participant’s death or Disability, or Participant’s voluntarily termination of his or her employment with the Company and all Subsidiaries for Good Reason within sixty (60) days after the occurrence of the event giving rise to such Good Reason. As used herein, "Good Reason" shall be defined as defined in Participant's employment agreement with the Company or any of its affiliates.

4.Notwithstanding the vesting provisions set forth in Section 2 of this Agreement, in the event that the Participant’s termination of employment is due to death or Disability, the number of Shares earned based on the achievement of the performance goals as set forth in Exhibit A and calculated as of the date of termination shall become Vested Shares.  In addition, for purposes of said Section 2, the employment of the Participant shall be deemed to continue during any leave of absence which has been authorized by the Company, unless the Committee makes a different or contrary determination.

5.No Shares shall be issued and delivered unless and until there shall have been full compliance with all applicable requirements of the United States Securities Act of 1933, all applicable listing requirements of any national securities exchange on which shares of the same class are then listed and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery.

6.In connection with the vesting of Shares in accordance with this Agreement, or at any other time that the Company is required to make withholding under applicable tax law, the Company shall have the right to require Participant or Participant's legal successor in interest to pay the Company the amount of taxes, if any, which the Company may be required to withhold with respect to such Shares. The Company shall have the right, without the Participant's prior approval or direction, to satisfy such withholding tax by withholding all or any part of the Shares that would otherwise become Vested Shares, with any Shares so withheld to be valued at the fair market value of the Common Share on the date of such withholding.  Any Shares withheld to satisfy this obligation will not exceed the minimum statutory withholding requirement.  The Participant, with the consent of the Company, may satisfy such withholding tax (i) in cash or certified or cashier's check payable to the order of the Company, or (ii) by having the Company withhold Shares that would otherwise become Vested Shares, with any Shares so withheld to be valued at the fair market value of the Common Share on the date of such withholding, or any combination thereof.

7.Shares that are the subject of this grant, and the rights and privileges pertaining thereto, shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of the law or otherwise, except by will or the laws of descent and distribution; provided, that the foregoing restriction on transfer shall cease to apply as and to the extent that the Shares become Vested Shares.  Upon any attempt so to transfer, assign, pledge, hypothecate or otherwise dispose of Shares contrary to the provisions hereof, this Agreement and all rights and privileges contained herein shall immediately become null and void and of no further force or effect.

8.If the outstanding common shares of the Company are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or other similar transaction, an appropriate and proportionate adjustment (to be conclusively determined by the Committee) shall be made in the number and kind of securities subject to this Agreement.

Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon the sale of substantially all the assets or more than 80% of the then outstanding stock of the Company to another corporation, then unless express written provision is made in connection with such transaction for the assumption of this Agreement or the substitution therefore of a new restricted share unit award covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to number and kind of securities, such adjustments to be conclusively determined by the Committee, the Participant shall receive a payment in cash or stock in lieu of and in complete satisfaction of the performance restricted stock units evidenced by this Agreement.

Adjustments under this Section 8 shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof shall be final, binding and conclusive.  No fractional shares of stock shall be issued under the Plan on any such adjustment.

9.Neither the Participant nor any other person legally entitled to the benefits hereof shall be entitled to any of the rights or privileges of a stockholder of the Company in respect of any of the Shares unless and until a certificate or certificates representing such Shares shall have been actually issued and delivered to him.

10.Confidential Information.

a.The Company shall disclose to the Participant, or place the Participant in a position to have access to or develop, trade secrets or confidential information of the Company or its Affiliates (as defined below); and/or shall entrust the Participant with business opportunities of the Company or its Affiliates; and/or shall place the Participant in a position to develop business good will on behalf of the Company or its Affiliates.

b.The Participant acknowledges that during his employment with the Company he occupies a position of trust and confidence and agrees that he shall treat as confidential and shall not, without prior written authorization from the Company, directly or indirectly, disclose or make known to any person or use for his own benefit or gain, the methods, process or manner of accomplishing the business undertaken by the Company or its Affiliates, or any non-public information, plans, formulas, products, trade secrets, marketing or merchandising strategies, or confidential material or information and instructions, technical or otherwise, issued or published for the sole use of the Company, or information which is disclosed to the Participant or in any acquired by him during his employment with the Company, or any information concerning the present or future business, processes, or methods of operation of the Company or its Affiliates, or concerning improvement, inventions or know how relating to the same or any part thereof, it being the intent of the Company, with which intent the Participant hereby agrees, to restrict him from disseminating or using for his own benefit any information belonging directly or indirectly to the Company which is unpublished and not readily available to the general public (collectively, “Confidential Information”).

c.The confidentiality obligations set forth in (a) and (b) of this Section 10 shall apply during the Participant’s employment by the Company and indefinitely thereafter.

d.All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, that are conceived, made, developed or acquired by the Participant, individually or in conjunction with others, during the Participant’s employment with the Company (whether during business hours or otherwise and whether on the premises of the Company or an Affiliate or otherwise) that relate to the business, products or services of the Company or any Affiliate shall be disclosed to the Board and are and shall be the sole and exclusive property of the Company or such Affiliate.  Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic data bases, maps and all other writings and materials of any type embodying any such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.  Upon termination of the Participant’s employment for any reason, the Participant promptly shall deliver the same, and all copies thereof, to the Company.

e.If, during the Participant’s employment by the Company, the Participant creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as video tapes, written presentations, or acquisitions, computer programs, e-mail, voice mail, electronic data bases, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by the Participant or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), the Company shall be deemed the author of such work if the work is prepared by the Participant in the scope of the Participant’s employment.

11.Non-Solicitation.

a.For the purposes of this Section, the following words have the following meanings:

i.“Affiliate” means, with respect to any individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind (each a “person”), any other person that directly or indirectly controls or is controlled by or under common control with such person.  For the purposes of this definition, “control” when used with respect to any person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “affiliated”, “controlling” and “controlled” have meanings correlated to the foregoing.

ii.“Company Services” means any services (including but not limited to technical and product support, technical advice, underwriting and customer services) supplied by the Company or its Affiliates in the specialty property and/or casualty insurance business.

iii.“Confidential Information” has the meaning ascribed thereto in Section 10.

iv.“Customer” means any person or firm or company or other organization whatsoever to whom or which the Company supplied Company Services during the Restricted Period and with whom or which, during the Restricted Period: (x) the Participant had material personal dealings pursuant to his employment, or (y) any employee who was under the direct or indirect supervision of the Participant had material personal dealings pursuant to his or her employment.

v.“Prospective Customer” means any person or firm or company or other organization whatsoever with whom or which the Company or its Affiliates shall have had negotiations or material discussions regarding the possible distribution, sale or supply of Company Services during the Restricted Period and with whom or which during such period: (x) the Participant shall have had material personal dealings pursuant to his employment, or (y) any employee who was under the direct or indirect supervision of the Participant shall have had material personal dealings pursuant to his or her employment, or (z) the Participant was directly responsible in a client management capacity on behalf of the Company.

vi. “Restricted Employee” means any person who on the date of the Participant’s termination of employment by the Company was at the level of director, manager, underwriter or salesperson with whom the Participant had material contact or dealings in the course of his employment during the Restricted Period;

vii.“Restricted Period” means the period of twelve months ending on the last day of the Participant’s employment with the Company or, in the event that no duties were assigned to the Participant, the twelve months immediately preceding the last day on which the Participant carried out any duties for the Company.

viii.“Restricted Services” means Company Services or any services of the same or of a similar kind.

b.The Participant recognizes that, while performing his duties for the Company, he will have access to and come into contact with trade secrets and Confidential Information belonging to the Company and its Affiliates and will obtain personal knowledge of and influence over its or their customers and/or employees.  The Participant therefore agrees that the restrictions set out in this Section 11 are reasonable and necessary to protect the legitimate business interests of the Company and its Affiliates both during and after the termination of his employment.

c.The Participant hereby undertakes with the Company that he shall not during his employment with the Company and for the period of twelve months after he ceases to be employed by the Company for any reason, whether the termination is by the Company, by the Participant, due to Disability, without the prior written consent of the Company, whether by himself, through his employers or employees or agents or otherwise, howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organization directly or indirectly:

i.

in competition with the Company, solicit business from or endeavor to entice away or canvass any Customer or Prospective Customer if such solicitation or canvassing is in respect of Restricted Services;

ii.	solicit or induce or endeavor to solicit or induce any Restricted Employee to cease working for or providing services to the Company, or hire any Restricted Employee.

d.This Section 11 shall be for the benefit of the Company and each of its Affiliates and the Company reserves the right to assign the benefit of such provisions to any of its Affiliates, in addition such provisions also apply as though there were substituted for references to “the Company” references to each of its Affiliates in relation to which the Participant has in the course of his duties for the Company or by reason of rendering services to or holding office in such Affiliate: (x) acquired knowledge of its trade secrets or Confidential Information; or (y) had material personal dealings with its Customers or Prospective Customers; or (z) supervised directly or indirectly employees having material personal dealings with its Customers or Prospective Customers but so that references in this Section 11 to “the Company” shall for this purpose be deemed to be replaced by references to the relevant Affiliate.  The obligations undertaken by the Participant pursuant to this Section 11 shall, with respect to each Affiliate of the Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favor of any other Affiliate or the Company.

e.While the restrictions in this Section 11 (on which the Participant has had the opportunity to take independent advice, as the Participant hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or its Affiliates but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

12.The restricted share award granted hereby is subject to, and the Company and the Participant agree to be bound by, all of the terms and conditions of the Company's 2014 Long-Term Incentive Plan, as the same shall be amended from time to time in accordance with the terms thereof, but no such amendment shall adversely affect the Participant's rights under this grant without the prior written consent of Participant. The terms of the Plan are incorporated into and form part of this Agreement.

13.	Miscellaneous.

a.No Representations or Warranties. Neither the Company nor the Committee or any of their representatives or agents has made any representations or warranties to the Participant with respect to the income tax or other consequences of the transactions contemplated by this Agreement, and the Participant is in no manner relying on the Company, the Committee or any of their representatives or agents for an assessment of such tax or other consequences.

b.No Employment Guarantee. Nothing in this Agreement nor in the Plan nor in the making of the Award shall confer on the Participant any right to or guarantee of continued employment with the Company or any of its subsidiaries or in any way limit the right of the Company or any of its subsidiaries to terminate the employment of the Participant at any time.

c.Necessary Acts. The Participant and the Company hereby agree to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

d.Section 409A.  This Agreement is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.  Notwithstanding any contrary provision in this Agreement, in the event that Participant is a “specified employee” (as defined under Section 409A of the Code), any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under this Agreement as a result of Participant’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of Participant) and shall instead be paid upon the first business day following the expiration of such delay period.

e.Entire Agreement.  This Agreement contains the entire understanding, and cancels and supersedes all prior agreements, including, without limitation, any employment agreement between the Company and the Participant relating to the subject matter of this Agreement, and any agreement in principle or oral statement, letter of intent, statement of understanding or guidelines of the parties hereto with respect to the subject matter hereof.

f.Binding Effect; Applicable Law. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns, and the Participant and any heir, legatee, or legal representative of the Participant. This Agreement shall be interpreted under and governed by and constructed in accordance with the laws of Texas.

g.Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement are final and binding.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

By  _______________________________________

      [                                                  ]

PARTICIPANT

By   _______________________________________

Print Name  _____________________________________

Exhibit A

The Shares underlying the performance restricted share units granted pursuant to the Agreement shall become earned over a [three-year] performance period commencing on the Date of Grant (the “Performance Period”) based on the Company’s attainment of certain [thirty-day] average closing stock price levels, as provided in the payout scale set forth in the table below.

Average Stock Price[1]	% of Target Shares Earned[2]

1 The average stock price shall be measured over [thirty] consecutive trading days.

2 There shall be no interpolation between average stock prices in the payout scale.  The percentage of shares earned may exceed 100% to the extent set forth in the above table.

Forfeiture.  Any Shares that are unearned at the end of the Performance Period shall be forfeited.  If the closing stock price of a Common Share on the last day of the Performance Period (or, if such day is not a trading day, on the trading day immediately preceding such day) is less than the closing stock price of a Common Share on the Date of Grant, then any Earned Shares shall be forfeited.

Death or Disability.  In the event of the Participant’s termination of employment during the Performance Period due to the Participant’s death or Disability, the Participant’s Earned Shares as of the date of termination, if any, shall become fully vested on the date of termination, even if the closing stock price of a Common Share on the date of termination is less that the closing stock price of a Common Share on the Date of Grant, and any unearned Shares shall be forfeited.

Changes in Capitalization.  In the event of a change to the number or kind of shares or securities of the Company due to an event described in Section 4.2(b) of the Plan, an appropriate and proportionate adjustment (to be conclusively determined by the Committee) shall be made to the average stock price targets set forth in this Exhibit A.

Change in Control.  In the event of a Change in Control during the Performance Period, the Performance Period shall end on the date of the Change in Control and the final determination of the number of Shares that shall become earned (over and above any Shares that have become earned prior to the date of the Change in Control) shall be based on the per share price to be paid in respect of a Common Share in connection with the Change in Control, as determined by the Committee (the “Change in Control Price”), rather than the [thirty-day] average closing stock price of a Common Share; provided, that no Shares shall become earned unless the Change in Control Price is equal to or greater than the closing stock price of a Common Share on the Date of Grant.  Any Earned Shares shall be converted into time-based restricted shares and shall vest in accordance with Section 2 of the Agreement, subject to the accelerated vesting provisions set forth in Section 3 of the Agreement.  Any unearned Shares as of the date of the Change in Control shall be forfeited on such date.

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